Exhibit 99.1

PHH CORPORATION COMPLETES SPIN-OFF
FROM CENDANT CORPORATION

Stock to Trade on the New York Stock Exchange under the Symbol “PHH”

Mount Laurel, New Jersey, January 31, 2005 — PHH Corporation today completed the previously announced spin-off from Cendant Corporation (NYSE: CD). Shares of PHH common stock were distributed to Cendant shareholders in the form of a tax-free stock dividend. Shareholders of record on January 19, 2005 of the common stock of Cendant received one share of PHH’s common stock for every 20 shares of Cendant common stock. Cendant shareholders will receive cash in lieu of any fractional shares of PHH common stock resulting from the distribution.

PHH shares, which have been trading on a “when-issued” basis since January 19, 2005, will begin “regular way” trading on the New York Stock Exchange on February 1, 2005 when the market opens.

“We are very excited about the opportunity to perform for our clients and shareholders via our focused outsourcing business model, our complementary business segments, and by capitalizing on growth opportunities related to our existing and future clients. All of the employees of PHH thank Cendant for giving us the opportunity to continue to provide the best service in the business for both our vehicle and mortgage related businesses,” said Terry Edwards, president and CEO, PHH Corporation.

About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. It is the sixth largest retail originator of residential mortgages in the United States and the second largest fleet management services provider in the United States and Canada. For additional information on the company and its subsidiaries please visit www.phh.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.

You should consider the areas of risk described under the heading “Forward Looking Statement” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and the risk factors included in the information statement attached to our Current Report on Form 8-K filed on January 19, 2005 in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

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Contact Information:
Investors:	Media:
Nancy R. Kyle	Karen K. McCallson
856-917-4268 office	856-917-0308 office
610-659-0237 cell	856-296-1140 cell